Exhibit 99.1 Press release dated as of May 15, 2008

Press Release	Source: Speedemissions Inc.

Speedemissions, Inc Reports First Quarter Results

ATLANTA, GA. May 15, 2008 /PRNewswire-FirstCall/ — Speedemissions, Inc. (OTC Bulletin Board: SPMI—News), a leading vehicle emissions testing and safety inspections company with 50 testing stores in Atlanta, Dallas, Houston, Salt Lake City and St. Louis today announced its results for the first quarter ended March 31, 2008.

For the quarter ended March 31, 2008, the Company reported revenue of $2,483,000, up 2.9% from $2,413,000 in the same period last year. Revenue from same stores sales decreased $36,000 or 1.5%. The Company incurred net loss of $176,000, or ($0.03) per basic and diluted share compared to a net loss of $52,000, or ($0.2) per basic and diluted share in the comparable period year in 2007. Net loss was negatively affected by $198,000 in pre-opening and early operating losses experienced at the Company’s new locations in Dallas (12 stores), St. Louis (3 stores) and Houston (3 stores).

Cost of emissions certificates totaled $544,000 in the three-month period ended March 31, 2008 compared to $600,000 in the comparable period in 2007. Store operating expenses totaled $1,621,000 in the three-month period ended March 31, 2008 compared to $1,500,000 in the comparable period in 2007. Same store operating expenses decreased $153,000 in the three month period ended March 31, 2008 over the prior comparable period in 2007 as a result of cost saving initiatives.

For the quarter ended March 31, 2008, general and administrative expenses were $486,000 compared to $358,000 in the comparable period in 2007. General and administrative expenses increased mainly as a result of legal and accounting fees associated with additional SEC filings.

Richard A. Parlontieri, President/CEO of Speedemissions stated:

“We have grown from 35 stores at March 31, 2007 to 50 stores as of March 31, 2008. Our investment in the new locations in Houston, Dallas and St. Louis show our commitment to expand our presence in new and existing markets where vehicle emissions testing and safety inspections are mandated. As expected, the investment in new stores added additional revenue and operating expenses to our results. We may operate at a loss and our cash on hand may decrease as a result of the early operating losses at the new stores until they achieve the test volume necessary to break even. We are pleased that have made progress in increasing the net operating profit in our same stores improved compared to the comparable three month period in 2007.”

About Speedemissions Inc. http://www.speedemissions.com

Speedemissions, Inc., based in Atlanta, Georgia, is a leading vehicle emissions testing and safety inspections company in the United States. We provide services in certain areas where auto testing is mandated by the Environmental Protection Agency (EPA). Since the emissions testing market is highly fragmented, Speedemissions expects to be the first company to create a national brand offering their customers quick and efficient vehicle emissions testing service. The current focus of the company is in the Atlanta, Georgia; Dallas and Houston, Texas; Salt Lake City, Utah and St. Louis, Missouri markets.

Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Speedemissions’ products and services, its ability to succeed in growing revenue, the effect of new competitors in its market, integration of acquired businesses, and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

For Further Information: Contact Susanne Brown, Investor Relations, 770-306-7667.

Speedemissions, Inc. and Subsidiaries

Consolidated Balance Sheets

	March 31, 2008	December 31, 2007
	(unaudited)
Assets
Current assets:
Cash	$563,214	$804,662
Other current assets	225,183	226,051

Total current assets	788,397	1,030,713
Property and equipment, at cost less accumulated depreciation and amortization	1,485,712	1,484,229
Goodwill	7,100,572	7,100,572
Other assets	104,537	103,787

Total assets	$9,479,218	$9,719,301

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$672,158	$495,503
Accrued liabilities	237,190	522,385
Debt payable	—	—
Current portion of capitalized lease obligations	38,314	32,325
Current portion of equipment financing obligations	14,716	14,207
Current portion – deferred rent	13,628	13,628

Total current liabilities	976,006	1,078,048

Capitalized lease obligations	172,888	155,961
Equipment financing obligations	76,931	80,792
Deferred rent	241,367	243,948
Other long term liabilities	7,350	7,350

Total liabilities	1,474,542	1,566,099

Commitments and contingencies

Series A convertible redeemable preferred stock, $.001 par value, 5,000,000 shares authorized, 5,133 shares issued and outstanding; liquidation preference: $5,133,000	4,579,346	4,579,346

Shareholders’ equity:

Series B convertible preferred stock, $.001 par value, 3,000,000 shares authorized, 2,481,482 shares issued and outstanding; liquidation preference: $6,372,446	2,481	2,481

Common stock, $.001 par value, 250,000,000 shares authorized, 5,162,108 shares issued and outstanding	5,162	5,162

Additional paid-in capital	15,623,211	15,596,105
Accumulated deficit	(12,205,524)	(12,029,892)

Total shareholders’ equity	3,425,330	3,573,856

Total liabilities and shareholders’ equity	$9,479,218	$9,719,301

Speedemissions, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

	Three Months Ended March 31,
	2008	2007
Revenue	$2,483,419	$2,412,538
Costs of operations:
Cost of emission certificates	543,704	599,690
Store operating expenses	1,621,231	1,499,965
General and administrative expenses	485,446	357,835
Loss from disposal of non-strategic assets	—	3,849

Loss from operations	(166,962)	(48,801)
Other income (expense)
Other income	864	—
Interest expense	(9,534)	(3,327)

Other income (expense), net	(8,670)	(3,327)

Net loss attributable to common shareholders	($175,632)	($52,128)

Basic and diluted net loss per share	($0.03)	($0.02)

Weighted average common shares outstanding, basic and diluted	5,162,108	2,963,528

Speedemissions, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(unaudited)

	Three Months Ended March 31
	2008	2007
Operating activities:

Net loss	$(175,632)	$(52,128)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	85,478	87,136
Loss from disposal of non-strategic assets	—	3,849
Share based compensation expenses	27,106	32,716
Changes in operating assets and liabilities, net of acquisitions:
Other current assets	868	61,260
Other assets	(750)	—
Accounts payable and accrued liabilities	(108,390)	(84,816)
Other liabilities	(2,581)	9,106

Net cash (used in) provided by operating activities	(173,901)	57,123

Cash flows from investing activities:
Proceeds from asset sales	—	400
Purchases of property and equipment	(55,686)	(49,509)

Net cash used in investing activities	(55,686)	(49,109)

Cash flows from financing activities:
Payments on capitalized leases	(11,861)	(3,037)

Net cash used in financing activities	(11,861)	(3,037)

Net increase (decrease) in cash	(241,448)	4,977
Cash at beginning of period	804,662	320,231

Cash at end of period	$563,214	$325,208

Supplemental Information:
Cash paid during the period for interest	$9,534	$2,514

Non-cash Investing and Financing activities:
Non-cash asset additions for financed and capital leases	$31,425	$—

See accompanying notes to consolidated financial statements.